Exhibit 15

Deloitte & Touche LLP
Two World Financial Center
New York, NY 10281-1414
USA

Tel: +1 212 436 2000
Fax: +1 212 436 5000
www.deloitte.com

August 15, 2006

The Bear Stearns Companies Inc.

383 Madison Avenue

New York, NY 10179

To the Board of Directors and Stockholders of The Bear Stearns Companies Inc.

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim condensed consolidated financial information of The Bear Stearns Companies Inc. and subsidiaries for the periods ended February 28, 2006 and February 28, 2005, and May 31, 2006 and May 31, 2005, as indicated in our reports dated April 7, 2006 and July 7, 2006. As indicated in such reports, because we did not perform audits, we expressed no opinions on that information.

We are aware that our reports referred to above, which are included in your Quarterly Reports on Form 10-Q for the quarters ended February 28, 2006 and May 31, 2006, are being incorporated by reference in this Registration Statement.

We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered part of the Registration Statement prepared or certified by an accountant or reports prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

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